Exhibit 99.1

PDS Biotech Announces Initial Closing of up to $22.3 Million PIPE Financing and the Appointment of Dr. Patrick Soon-Shiong to Its Board of Directors

Gross Proceeds of $11.3 Million at Initial Closing

Transaction Led by Dr. Patrick Soon-Shiong, Founder of NantWorks

Princeton, NJ, September 14, 2026 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a clinical-stage biotechnology company focused on developing targeted immunotherapies for cancer, today announced the initial closing (the “Initial Closing”) of the Company’s Private Investment in Public Equity (“PIPE”) transaction. The round was led by Nant Capital, LLC (“Nant”) with additional participation by current investors. The PIPE also consists of a contingent milestone closing (the “Milestone Closing”) as described below.

At the Initial Closing, the Company sold (i) shares of the Company’s common stock (the “Private Placement Shares”) or, at the election of an investor, pre-funded warrants in lieu of such shares (“Pre-Funded Warrants”), and (ii) accompanying common stock purchase warrants (“Common Warrants”). Each unit consisting of one Private Placement Share and a Common Warrant to purchase one-half of one Private Placement Share (“Common Warrants”) was issued for $0.2825 (the “Share Unit Purchase Price”), and each unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and a Common Warrant to purchase one-half of one share of Common Stock was issued for $0.28217 (the “Pre-Funded Unit Purchase Price”). The aggregate gross proceeds and the aggregate number of Private Placement Shares, Pre-Funded Warrants and Common Warrants issued as part of the Initial Closing were approximately $11.3 million, and 16,502,870, 23,498,156 and 20,000,514, respectively.

The Company intends to use the net proceeds from the private placement to repay outstanding indebtedness and for working capital and general corporate purposes, including the continued development of its clinical programs, research and development, and general and administrative expenses. The Company also expects that the PIPE will advance PDS0301 (also referred to as PDS01ADC or NHS-IL12) into late-stage clinical development, based on recent promising interim Phase 2 clinical trial data in microsatellite stable (MSS) and mismatch repair-proficient (pMMR) metastatic colorectal cancer (mCRC), types of colorectal cancer that have not responded well to treatment with immunotherapy. Patients with MSS and pMMR mCRC with liver metastases historically have dire treatment outcomes, with median overall survival of less than 12 months.*  In a National Cancer Institute (NCI) led Phase 2 trial, the addition of PDS0301 to standard of care therapy in 22 patients was well tolerated, and demonstrated deep and long-lasting tumor shrinkage and survival, with 80% of patients surviving for at least 24 months.

At the Milestone Closing, which will be triggered by the Company’s submission of a registrational Phase 3 clinical trial protocol for PDS0301 designed in collaboration with Nant to the FDA, Nant and AB Group Ltd. will be obligated to purchase and the Company will be obligated to issue to each of Nant and AB Group Ltd., shares of common stock or Pre-Funded Warrants in lieu thereof for an aggregate purchase price of $10,000,000 and $1,000,000, respectively, subject to the satisfaction or waiver of the applicable closing conditions. The number of securities purchased by any investor will be subject to a 19.9% beneficial ownership limitation.

In addition to the PIPE transaction, and for additional consideration, the Company granted  NantWorks, LLC, an affiliate of Nant, a one-year exclusive right to negotiate an exclusive license to PDS0101, the Company’s novel investigational human papilloma virus targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. The option has a term of one year.

Effective as of the Initial Closing, Dr. Soon-Shiong and Mr. James Banaag, who currently serves the as chief financial officer of NantBio, Inc., will join the Company’s board of directors.

Dr. Soon-Shiong commented “PDS Biotechnology is developing promising novel cancer vaccines and immunocytokines that have demonstrated the potential to harness the power of the immune system to transform cancer care.  This is an area of significant interest for me, and I am pleased to join the board of directors and to be able to contribute towards the advancement of these therapies that are aimed at addressing difficult-to-treat cancers”.

Dr. Frank Bedu-Addo, founder and CEO of PDS Biotechnology stated, “We believe that the ongoing clinical trials of our IL-12 immunocytokine PDS0301 at the NCI strongly suggest that PDS0301 has the potential to advance the treatment of solid tumors with immunotherapy.  We also believe that clinical trials of our cancer vaccine platform demonstrate the potential to advance the field of targeted T cell immunotherapy. We are extremely pleased that Dr. Soon-Shiong and NantWorks share our belief in the promise of our immunotherapy platforms. Dr. Soon-Shiong is a highly accomplished physician scientist, biotechnology entrepreneur and investor who has developed successful cancer therapies including an FDA approved immunocytokine.  We are honored to welcome Dr. Soon-Shiong to the company’s board of directors.”

Dr. Soon-Shiong, is an internationally recognized physician, surgeon, scientist, and philanthropist who is the author of over 100 peer-reviewed scientific publications and over 500 patents issued worldwide.  Dr. Soon-Shiong is the Executive Chairman of ImmunityBio (NASDAQ: IBRX), a company he founded in 2014. He also serves as Chairman of NantHealth (NASDAQ:NH), a transformational healthcare company converging biomolecular medicine and bioinformatics to simplify healthcare. He is also the Chairman and CEO of the Chan Soon-Shiong Institute of Molecular Medicine, a non-profit medical research organization. Dr. Soon-Shiong is also the Owner and Executive Chairman of the Los Angeles Times.

Dr. Soon-Shiong has founded and led global pharmaceutical companies, including American Pharmaceutical Partners, Abraxis BioScience and ImmunityBio.  At Abraxis he developed Abraxane, which became the first protein nanoparticle drug for breast, lung, and pancreatic cancers. The drug achieved blockbuster status with annual sales exceeding a billion dollars.  Dr. Soon-Shiong’s contribution to the advancement of the oncology field has been honored with the Distinguished Medical Science award by the Smithsonian National Museum of American History where Abraxane is now permanently housed.  He has also been honored by the Vatican with the Pontifical Key Visionary Award.

Dr. Soon-Shiong received his medical degree at the University of Witwatersrand, Johannesburg, South Africa and continued his training in surgery at the University of California Los Angeles where he performed the first West Coast pancreas transplant and the world’s first encapsulated islet cell transplant. He is a practicing surgeon and an adjunct Professor of Surgery at UCLA and a visiting Professor at the Imperial College of London.

Born and raised during the apartheid era in South Africa, Dr. Soon-Shiong has lived in Los Angeles since 1980 and is a citizen of the United States.

The securities sold in the PIPE have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Concurrently with the execution of the securities purchase agreement, the Company and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the Private Placement Shares and shares of the Company’s common stock underlying the Pre-Funded Warrants and Common Warrants (together, the “Warrant Shares”) sold in the PIPE. Any offering of the Private Placement Shares and Warrant Shares under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities, nor shall there be any offer, solicitation, or sale of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The private placement was conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

* Aruquipa MPS et al, Liver metastasis and resistance to immunotherapy in microsatellite stable colorectal cancer. A literature review; ecancer 2024, 18:1771

About PDS Biotechnology

PDS Biotechnology is a clinical-stage biotechnology company focused on developing targeted immunotherapies for cancer. The Company’s lead development program, PDS0301 (also referred to as PDS01ADC & NHS-IL12), is an investigational tumor-targeted interleukin-12 (IL-12) immunocytokine designed to deliver IL-12 preferentially to the tumor microenvironment, with the goal of enhancing anti-tumor immune activity while limiting systemic exposure. PDS0301 has been clinically evaluated across multiple solid tumors, including metastatic colorectal cancer and prostate cancer. The Company is focused on advancing PDS0301 in indications where its tumor-targeted mechanism may help address and overcome mechanisms of resistance to immunotherapy. PDS Biotechnology also owns the Versamune® cancer vaccine platform, including PDS0101, which has been evaluated in HPV16-positive cancers. The Company intends to pursue strategic partnerships or other externally funded opportunities for the Phase 3 development of PDS0101.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0301, PDS0101 (Versamune® HPV), PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0301, PDS0101 (Versamune® HPV), PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; the risk that the Milestone Closing may not be completed in a timely manner or at all; the failure to realize the anticipated benefits of the PIPE and the other transactions described in this press release; compliance with the rules and regulations of Nasdaq; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

Investor Contact:

Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:

Jude Gorman / Kiki Torpey
Collected Strategies
PDS-CS@collectedstrategies.com